SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant

☒

Filed by a Party other than the Registrant

☐

Check the appropriate box:

☐

Preliminary Proxy Statement

☐

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒

Definitive Proxy Statement

☐

Definitive Additional Materials

☐

Soliciting Material Pursuant to §240.14a-12

PARLUX Fragrances, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒

No fee required.

☐

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.

Title of each class of securities to which transaction applies:

2.

Aggregate number of securities to which transaction applies:

3.

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.

Proposed maximum aggregate value of transaction:

5.

Total fee paid:

☐

Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.

Amount Previously Paid:

7.

Form, Schedule or Registration Statement No.:

8.

Filing Party:

9.

Date Filed:

PARLUX Fragrances, Inc.

3725 S.W. 30th Avenue

Fort Lauderdale, FL  33312

_______________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

_______________________

Notice is hereby given that the Annual Meeting of Stockholders of Parlux Fragrances, Inc. (the “Company”) will be held at The Seminole Hard Rock Hotel & Casino, One Seminole Way, Hollywood, Florida 33314, on Friday, October 13, 2006, at 11:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

1.

To elect seven directors;

2.

To ratify the appointment of Deloitte & Touche LLP (“D&T”), as independent auditors for the Company for the fiscal year ending March 31, 2007;

3.

To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Holders of record of the Company’s common stock at the close of business on August 25, 2006, will be entitled to vote at the meeting.

By Order of the Board of Directors,
/s/ ILIA LEKACH
Ilia Lekach
Chairman of the Board and Chief Executive Officer

Dated:  August 25, 2006

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to the exercise thereof and if present at the meeting may withdraw it and vote in person. Attendance at the meeting is limited to stockholders, their proxies and invited guests of the Company.

PARLUX Fragrances, Inc.

3725 S.W. 30th Avenue

Fort Lauderdale, FL  33312

_______________________

PROXY STATEMENT

_______________________

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF PARLUX FRAGRANCES, INC.

TO BE HELD OCTOBER 13, 2006

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Parlux Fragrances, Inc. (the “Company”) of proxies to be voted at the annual meeting of stockholders (the “Annual Meeting”) of the Company to be held at The Seminole Hard Rock Hotel & Casino, One Seminole Way, Hollywood, Florida 33314, on Friday, October 13, 2006, at 11:00 a.m., or at any adjournment thereof. It is anticipated that the Proxy Statement and the form of proxy will be mailed on or about September 4, 2006, to stockholders as of the Record Date.

VOTING SECURITIES; PROXIES; REQUIRED VOTE

Voting Securities

The Board of Directors has fixed the close of business on August 25, 2006 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 18,152,332 shares of Common Stock (reflects 2-for-1 stock split effected on June 16, 2006 (the “Stock Split”)), par value $0.01 per share (the “Common Stock”). All references to shares and per share amounts as well as previously awarded stock options and warrants have been retroactively adjusted to reflect the Stock Split. Only the holders of Common Stock are entitled to notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote per share. The Company instituted a series of common stock buyback programs and through August 25, 2006, the Company has acquired in the open market a total of 10,564,957 shares at a cost of $34,528,860 or an average cost per share of $3.27. These shares, which were not affected by the Stock Split, are held as treasury stock, and are not eligible for voting purposes. All non-treasury shares noted below have been adjusted for the Stock Split.

Proxies

Mr. Frank A. Buttacavoli, the person named as proxy on the proxy card accompanying this Proxy Statement, was selected by the Board of Directors of the Company to serve in such capacity. Mr. Buttacavoli is a director of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Required Vote

The holders of at least a majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Annual Meeting. At the Annual Meeting, the vote of a majority in the interest of stockholders present in person or by proxy and entitled to vote thereon is required to elect directors and ratify the appointment of independent auditors.

The election inspectors appointed for the meeting will tabulate the votes in person or by proxy and will determine whether or not a quorum is present at the Annual Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for the purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

PROPOSAL No. 1:

NOMINEES FOR ELECTION AS DIRECTORS

Each director elected at the Annual Meeting will hold office until the next annual meeting and until his/her successor is duly elected and qualified. Unless the proxy specifies otherwise, the person named in the enclosed proxy intends to vote the shares represented by the proxies given to him for the seven nominees listed below.

All of the directors nominated hereunder are currently directors of the Company and were elected by the shareholders at the Company’s annual meeting held in October 2005. The Company has no reason to believe that any of the nominees will become unavailable to serve as a director for any reason before the Annual Meeting. However, in the event that any of them shall become unavailable, the person designated as proxy reserves the right to substitute another person of his choice when voting at the Annual Meeting.

Name	Age	Position
Ilia Lekach	58	Chairman of the Board and Chief Executive Officer
Frank A. Buttacavoli	51	Executive Vice President, Chief Operating Officer, and Chief Financial Officer
Glenn Gopman	50	Independent Director
Esther Egozi Choukroun	44	Independent Director
David Stone	56	Independent Director
Jaya Kader Zebede	44	Independent Director
Isaac Lekach	25	Non-independent Director

Ilia Lekach is Chairman of the Board of Directors and Chief Executive Officer (“CEO”) of the Company. Mr. Lekach became a director of the Company in November 1987 and resigned in November 1988 due to a disagreement over the strategic direction of the Company. He was re-elected to the Board of Directors in February 1989 as a result of a proxy action. Mr. Lekach assumed the position of Chairman of the Board of the Company in November 1990 and CEO of the Company in December 1993 upon its relocation to South Florida.

Mr. Lekach was Chairman of the Board of Directors and CEO of Perfumania, a public company based in Miami, Florida, and a specialty retailer of fragrances with approximately 240 retail outlets in manufactures’ outlet malls and regional malls, until he resigned in April 1994 to take a more active role in the direction of the Company’s operations. In October 1998 due to the poor operational performance of Perfumania, Mr. Lekach reassumed the position of Chairman and CEO, and continued to hold this position in both companies. In February 2000, Perfumania became a wholly-owned subsidiary of E Com Ventures, Inc. (“ECMV”), whereby Mr. Lekach relinquished his executive positions in Perfumania and became Chairman and CEO of ECMV, a position he held until he entered into an agreement to divest all but 5% of his ownership interest in ECMV in February 2004. During the time Mr. Lekach served as CEO of our Company and ECMV, he spent approximately 50% of his time on the affairs of each company. The Company continues to hold an ownership interest of approximately 13% of the outstanding shares of ECMV, and Mr. Lekach has acquired an additional 4% of the outstanding common shares and currently holds 9%.

Until March 2003, Mr. Lekach was also Chairman and interim CEO of Nimbus Group, Inc. (“NMC”), formerly known as TakeToAuction.com, Inc. (“TTA”), a public company previously committed to the development of a private jet air taxi network. TTA initially sold consumer products on online auction sites. NMC is now named Taylor Madison Corp. (“TMC”).

Ilia Lekach is the father of Isaac Lekach.

Frank A. Buttacavoli, a Certified Public Accountant, has been Vice President and Chief Financial Officer (“CFO”) of the Company since April 1993, and a director of the Company since March 1993. From July 1979 through June 1992, Mr. Buttacavoli was employed by Price Waterhouse, and was a Senior Manager from July 1987 to June 1992. From July 1992 through March 1993, he provided financial consulting services to the Company. In June 1996, Mr. Buttacavoli was promoted to Executive Vice President, and in October 1999, he assumed the additional responsibilities of Chief Operating Officer (“COO”).

Glenn Gopman, a Certified Public Accountant, has been an independent director of the Company since October 1995, and has served as Chairman of the Audit Committee since 2001, Chairman of the Special Committee of Independent Directors from 2003 to 2005, a member of the Compensation Committee since 1996, and a member of the Nominating Committee since it was formed during 2004. Since January 2003, Mr. Gopman has owned and operated an independent certified public accounting practice. Until December 2002, he was a partner in the public accounting firm of Rachlin Cohen & Holtz LLP. Prior to that, Mr. Gopman was a principal shareholder in the public accounting firm of Thaw, Gopman and Associates, P.A.. He is a member of the American and Florida Institutes of Certified Public Accountants. Mr. Gopman is also an officer and director of two non-profit organizations; The Hebrew Free Loan Association of South Florida, Inc. and the International Association of Hebrew Free Loans. Mr. Gopman presently serves as Miami-Dade County School Board appointee to the Citizen’s Oversight Committee on School Facilities Planning.

Esther Egozi Choukroun has been an independent director of the Company since October 2000, and has served as a member of the Audit and Compensation Committees since that date, and on the Special Committee of Independent Directors since it was formed in 2003, serving as Chairman since June 2006, as well as Chairman of the Nominating Committee since it was formed in 2004. Since September 2002, Ms. Egozi Choukroun has been the Executive Vice President and Chief Financial Officer of PIX Group, a full service real estate company operating in Florida and Latin America since 1995. Ms. Egozi Choukroun was employed by Banque Nationale de Paris, Miami, from January 1984 through December 1996, and was Senior Vice President and Deputy General Manager from January 1988 through December 1996. From March 1997 through July 1999, she was Director of International Philanthropy at the Mount Sinai Medical Center Foundation, and through March 2002 was Executive Director of the Women’s International Zionist Organization for Florida. Ms. Egozi Choukroun is also the Treasurer of Sisterhood of Sephardic Congregation of Florida-Temple Moses and serves as President of La Gorce Island Association, Inc., the homeowners association for La Gorce Island in Miami Beach, Florida.

David Stone has been an independent director of the Company since October 2002, and has served as a member of the Audit Committee since that date, the Special Committee of Independent Directors since it was formed in 2003, and the Nominating Committee since it was formed in 2004, as well as Chairman of the Compensation Committee since 2004. Mr. Stone has been in the telecommunications business since 1990 when he founded American Cellular Communications, Inc., which was subsequently sold to Cellstar, Inc., a division of Motorola, in 1997. In 1998, Mr. Stone founded America Internet Communications, L.L.C. (“AC”), a company involved in long distance communications via the internet. During 2000, AC entered into a partnership with the Stanford Bank of Texas to further develop this technology. In 2005, Mr. Stone founded Superior Communications, LLC, a company dedicated to providing internet service (VOIP) for major Latin American telephone companies, such as Telefonica Spain, Cantv Venezuela, between Latin America and the United States.

Jaya Kader Zebede has been an independent director of the Company since October 2002 and has served as a member of the Special Committee of Independent Directors since 2006. A member of the American Institute of Architects, Ms. Kader Zebede is a practicing architect in the State of Florida. After more than a decade of experience as Project Architect at Graham Gund Architects in Cambridge, Massachusetts, and later at Borelli & Associates in Miami, Florida, Ms. Kader Zebede started her own practice, K.Z. Architecture, in 2002. In addition, she was a principal as well as Project Manager for Atlantic Real Estate Development, L.L.C. from 2000 to 2002. Ms. Kader Zebede earned her Bachelor of Arts’ degree from Brandeis University in 1984 and her Masters’ degree in Architecture from the Harvard University Graduate School of Design in 1988. Ms. Kader Zebede participates in several volunteer organizations, serving on the Board of Directors at the Lehrman Community Day School in Miami Beach and as Vice-chair of the Bay Harbor Islands Design Review Committee.

Isaac Lekach has been a director of Parlux Fragrances, Inc. since February 2005. He is involved as a liaison in connection with the GUESS? and OCEAN PACIFIC fragrance licenses. He has been employed by the Company in a variety of creative, product development and promotional roles for over five years. He attended the University of Miami from 1998-2000.  He has been involved in the production of films and is also a songwriter/musician, releasing an EP through the Los Angeles based independent record label, Fiddler Records. He is the son of Ilia Lekach, Parlux’s Chairman and Chief Executive Officer.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

In fiscal year 2006, there were eight meetings of the Board of Directors, including regularly scheduled and special meetings. All of the directors, except Isaac Lekach, attended at least 75% of the meetings. It is Parlux’s policy for all members of the Board of Directors to attend annual meetings and all Directors attended the fiscal 2005 Annual Shareholders’ Meeting.

The Board of Directors has established four standing committees:  the Audit Committee, the Compensation Committee, the Nominating Committee, and the Special Committee of Independent Directors, all of which are composed of independent directors, as required by NASDAQ regulations. The Special Committee was originally formed during April 2003 to address the Tender Offer discussed under Legal Issues on page 15, which offer was subsequently withdrawn in June 2003. The Special Committee reconvened during June 2006, to address the Proposal discussed under Legal Issues on page 14, which offer was subsequently withdrawn.

Security holders may send communications to the Board of Directors by contacting the Company’s website, www.parlux.com, Investor Relations, or by writing to the Company Secretary, Parlux Fragrances, Inc. 3725 SW 30th Avenue, Ft Lauderdale, FL 33312. Such communications are reviewed by the Company Secretary, who will forward them to the Board or to individual Board members, as necessary. Security holders may also suggest director candidates by submitting a written proposal, along with relevant qualification data, to the Nominating Committee at the above address.

Audit Committee

Pursuant to its written charter, the Audit Committee recommends the appointment of a firm of independent registered public accountants to audit the Company’s financial statements, as well as reviews the scope, purpose and type of audit services to be performed by the external auditors, and the findings and recommendations thereof. In September 2004, the Board of Directors approved an Audit Committee charter that complies with new NASDAQ regulations. The Audit Committee is currently composed of Messrs. Gopman and Stone, and Ms. Egozi Choukroun, each of whom is independent, as defined in NASD Marketplace Rule 4200.

The Audit Committee held four meetings in fiscal year 2006. Mr. Gopman, a Certified Public Accountant and an Independent Director as defined in NASD Marketplace Rule 4200, serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Gopman is an audit committee financial expert as defined in NASD Marketplace Rule 4350(d).

AUDIT COMMITTEE REPORT

Management and the independent auditors are responsible for planning and conducting audits and determining that the Company’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee’s responsibilities include reviewing the following with Company management, its finance staff, and the independent auditors: (i) analyses and reports prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, (ii) the quality and adequacy of the Company’s internal controls and management’s assessment thereof, (iii) major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management, (iv) the results of the audit, any problems or difficulties the independent auditors may have encountered, changes in scope of the audit and any management letters provided by the independent auditors and the Company’s response to that letter, and (v) any legal and regulatory matters that may have a material impact on the Company’s financial statements. The Audit Committee is also responsible for reviewing the independence of the Company’s independent accountants and, based upon discussions with management, recommending to the Board of Directors which firm of independent accountants the Company should retain and any appropriate action to ensure the accountants’ independence.

The Audit Committee reviewed and discussed with management and Deloitte & Touche (“D&T”), the Company’s independent auditors for the year ended March 31, 2006, the audited financial statements of the Company. The Committee discussed with D&T the matters D&T communicated to the Audit Committee under applicable auditing standards, including matters related to the conduct of the audit of the Company’s financial statements required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” The Audit Committee received from D&T the written statement concerning independence required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with D&T their independence with the Company including any relationships that may impact their independence. The Audit Committee considered whether any provision by D&T of non-audit services to the Company is compatible with maintaining the accountants’ independence and has discussed with D&T the accountants’ independence.

Based on the review and discussions referred to in this report, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements and the Auditors’ attestation report on Parlux management’s assessment of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act be included in Parlux Fragrances, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2006.

AUDIT COMMITTEE
Glenn Gopman, Chairman
Esther Egozi Choukroun
David Stone

Compensation Committee

The duties of the Compensation Committee are to make recommendations to the Board of Directors concerning the salaries and bonuses of Company officers, and to advise and act for the Board of Directors on other compensation matters. The Compensation Committee is composed of Messrs. Stone and Gopman and Ms. Egozi Choukroun, all of whom are independent directors in compliance with NASDAQ regulations. The Compensation Committee held four meetings in fiscal year 2006. (See “Report of the Board of Directors on Executive Compensation” on page 10).

Nominating Committee

The duties of the Nominating Committee are to identify, evaluate, and recommend qualified individuals, including those recommended by security holders through the process described above, to fill Board of Directors vacancies as they arise. Such qualifications include industry experience, fashion/artistic talents and/or financial capabilities. Recommended individuals are then presented in the Company’s Proxy Statement to be validated by the Company’s shareholders at each Annual Meeting. The Nominating Committee consists of Messrs. Stone and Gopman, and Ms. Egozi Choukroun, all of whom are independent directors in accordance with NASDAQ regulations. The Nominating Committee did not have a meeting in Fiscal 2006.

Special Committee of Independent Directors

The Special Committee of Independent Directors does not have a formal written charter. To date, its responsibilities have been to evaluate, negotiate, and ultimately recommend approval or disapproval to the Board of Directors and the Stockholders, of offers made by non-independent members of the Board of Directors (or companies affiliated with such non-independent director) to acquire all of the Company’s Common Stock. The Committee consists of Ms. Esther Egozi Choukroun (Chairperson), Messrs. Glenn Gopman and David Stone, and Ms. Jaya Kader Zebede. The Committee was evaluating an offer from Mr. Ilia Lekach, the Chairman and CEO of the Company, made on June 14, 2006, which was disclosed in the Company’s Form 8-K filing of the same date. The Committee engaged legal counsel, and was interviewing fairness experts and financial advisors when such offer was withdrawn by Mr. Lekach on July 12, 2006.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by the Company for services to the Company during the fiscal year ended March 31, 2006 and for the two prior fiscal years for (i) the Company’s Chief Executive Officer and (ii) the Company’s most highly compensated executive officers other than the Chief Executive Officer (collectively the “Named Executive Officers”) whose base compensation and bonus exceeded $100,000 during the fiscal year ended March 31, 2006.

TABLE I

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Other(1) Compensation ($)	Securities Underlying Options (#)
Ilia Lekach;	2004	400,000	140,000	0	0
Chairman & CEO	2005	400,000	160,000	0	0
	2006	400,000	100,000	0	0
Frank A. Buttacavoli;	2004	285,000	99,750	0	0
Exec VP/COO/CFO	2005	285,000	114,000	0	0
	2006	285,000	71,250	0	0

———————

(1)

No executive officer named in the table received any other compensation in an amount in excess of the lesser of either $50,000 or 10% of the total annual salary and bonus reported for him in the two preceding columns for the periods covered by this table.

TABLE II

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

The following table shows stock options exercised by each of the Named Executive Officers during fiscal 2006, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of fiscal year-end, and the theoretical values for unexercised options, adjusted for the Stock Split.

	Number of Exercised Options at March 31, 2006		Number of Unexercised Options at March 31, 2006		Value of Unexercised In-The-Money Options At March 31, 2006(1)
Name	Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Ilia Lekach	0	$0	2,300,000	—	$34,571,875	—
Frank A. Buttacavoli	0	$0	720,000	—	$10,847,750	—

———————

(1)

Based on the difference between the closing market price on March 31, 2006 for Common Stock, which was $32.25 per share ($16.125 post Stock Split), and the option exercise price. The above valuation may not reflect the actual value of unexercised options as the value of unexercised options will fluctuate with market activity.

EMPLOYMENT AGREEMENTS

Ilia Lekach

On June 1, 2005, consistent with prior practice, the Company entered into an employment agreement with Mr. Ilia Lekach, which calls for an annual base salary of $400,000, for the period of June 1, 2005 through March 31, 2006 and for annual base salaries of $475,000, $525,000 and $600,000 for the periods commencing on April 1, 2006, 2007 and 2008 and ending on March 31, 2007, 2008 and 2009, respectively. Additionally, the Compensation Committee and the Board of Directors have in place an additional incentive program which provides for annual bonuses of up to 50% of base salary based on specific goals, such as the achievement of a specified sales level, a pre-tax income amount and desired year-end accounts receivable and inventory levels. Goals are established annually by the Compensation Committee. There were no warrants awarded with this agreement. In the event of a change in control, the agreement provides for the remaining monies due under the agreement and all unexercised warrants under previous agreements, to be doubled.

Prior to the agreement discussed above, Mr. Lekach had an employment agreement entered into as of May 1, 2002, which extended from May 1, 2002 through March 31, 2006 at an annual rate of  $350,000 for the period of May 1, 2002 through March 31, 2003 and $400,000 for each of the fiscal years ended March 31, 2006, and he received performance bonuses of $150,500, $140,000 and $160,000 for the fiscal years ended March 31, 2003, 2004, and 2005, respectively. The performance bonus for the fiscal year ended March 31, 2003, was calculated based upon the achievement of a specified sales level, a pre-tax income amount and a desired year end inventory level. The pre-tax income amount and inventory criteria were achieved, while the sales level criteria was not. The performance bonus for the fiscal year ended March 31, 2004, was calculated based upon the three criteria for fiscal 2003, plus the addition of an accounts receivable level criteria. The pre-tax income criteria were exceeded, while the other criteria were not. The performance bonus for the fiscal year ended March 31, 2005 was calculated based on similar criteria as for fiscal 2004. The pre-tax income and sales criteria were met, while the other criteria were not. The performance bonus for fiscal year 2006 was calculated based on similar criteria to the above, and only the pretax income goals were achieved. There were 1,000,000 warrants granted with the May 1, 2002 agreement which are exercisable at the rate of 333,333 at the conclusion of each fiscal year ending March 31, 2004, 2005 and 2006. In the event of a change in control, the agreement provided for the remaining monies and warrants due under the agreement and all unexercised warrants under previous agreements, to be doubled.

On March 16, 2004, Mr. Ilia Lekach exercised a warrant and acquired 840,000 shares of restricted common stock, which were registered in a prospectus dated April 26, 2004.

Frank A. Buttacavoli

On June 1 2005, consistent with prior practice, the Company entered into an employment agreement with Mr. Buttacavoli, which provides for an annual base salary of $285,000 for the period of June 1, 2005 through March 31, 2006, and for an annual base salary of $325,000, $350,000 and $400,000 for the periods commencing April 1, 2006, 2007 and 2008, and ending on March 31, 2007, 2008 and 2009, respectively. Additionally, the Compensation Committee and the Board of Directors has in place an additional incentive program which provides for annual bonuses of up to 50% of base salary based on specific goals, such as the achievement of a specified sales level, a pre-tax income amount and desired year-end accounts receivable and inventory levels. Goals are established annually by the Compensation Committee. There were no warrants awarded with this agreement. In the event of a change in control, the agreement provides for the remaining monies due under the agreement and all unexercised warrants under previous agreements, to be doubled.

Prior to the agreement discussed above, Mr. Buttacavoli had an employment agreement entered into as of May 1, 2002, which extended from May 1, 2002 through March 31, 2006 at an annual rate of $250,000 for the period May 1, 2002 through March 31, 2003 and $285,000 for each of the fiscal years ending March 31, 2006 and he received performance bonuses of $107,500, $99,750 and $114,000 for the fiscal years ended March 31, 2003, 2004, and 2005, respectively. The performance bonus for the fiscal year ended March 31, 2003, was calculated based upon the achievement of a specified sales level, a pre-tax income amount and a desired year end inventory level. The pre-tax income amount and inventory criteria were achieved, while the sales level criteria was not. The performance bonus for the fiscal year ended March 31, 2004, was calculated based upon the three criteria for fiscal 2003, plus the addition of an end of year accounts receivable level criteria. The pre-tax income criteria were exceeded, while the other criteria were not. The performance bonus for the fiscal year ended March 31, 2005 was calculated based on similar criteria as for fiscal 2004. The pre-tax income and sales criteria were met, while the other criteria were not. The performance bonus for fiscal year 2006 was calculated based on similar criteria to the above, and only the pre-tax income goals were achieved. There were 400,000 warrants granted with the May 1, 2002 agreement, which were exercisable at the rate of 133,333 at the conclusion of each fiscal year ending March 31, 2004, 2005 and 2006. In the event of a change in control, the agreement provided for the remaining monies and warrants due under the agreement, and all unexercised warrants under previous agreements, to be doubled.

On March 31, 2004, Mr. Buttacavoli exercised a warrant and acquired 376,000 shares of restricted common stock, which shares were registered in a Prospectus dated April 26, 2004.

DIRECTOR COMPENSATION

For fiscal 2004, the Company compensated independent (non-employee/consultant) members of the Board of Directors for their activities as directors of the Company at an annual rate of $12,000 and awarded 10,000 options annually on the anniversary date of each director election, at the closing price on such day as reported by the NASDAQ National Market. Additionally, independent directors serving on the Audit Committee were compensated at the additional annual rate of $4,000, with the Chairman of the Audit Committee receiving $6,000 annually.

As of April 1, 2004 the annual base rate for director compensation for fiscal 2005 was increased from $12,000 to $18,000 for each director, and annual option grants were eliminated. Directors serving on the Audit Committee receive an additional $6,000 annually, with the Chairman receiving an additional $10,000; Directors serving on the Compensation Committee receive an additional $2,000 annually, with the Chairman receiving an additional $3,000; and Directors serving on the Nominating Committee receive an additional $2,000 annually, with the Chairman receiving an additional $3,000. Directors serving on the Special Committee of Independent Directors are only compensated when the Committee is called into session, and compensation is agreed by the Board of Directors on a case-by-case basis.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is administered by the Compensation Committee. The Company’s executive compensation program is structured to achieve the Company’s goals as they relate to maximizing corporate performance and stockholder return. In general, executive compensation is made up of annual salaries, incentive bonuses and option grants. The Board of Directors believes that total compensation should increase or decrease with performance; as such, incentive bonuses and option grants constitute a portion of executive compensation to help align executive and stockholder interests. The Board of Directors believes that compensation should attract, motivate and retain executive talent to improve the Company’s performance and therefore increase shareholder returns. These policies applied to compensation reported for the most recent fiscal years, which are discussed under Employment Agreements on pages 8 and 9.

In addition to base salaries and option grants, the Compensation Committee may elect to award incentive bonuses as part of total compensation to executive officers who have rendered services during the year that substantially exceed those normally required or anticipated or who have achieved specific targeted objectives with regard to sales performance, financial performance, inventory efficiencies and other criteria which may be established from time to time. These bonuses are intended to reflect the Compensation Committee’s determination to reward any executive who, through extraordinary effort, has substantially benefited the Company and its stockholders during the year.

Compensation Deductible under Section 162(m) of the Internal Revenue Code

On August 10, 1993, the Revenue Reconciliation Act of 1993 was enacted which amended the Internal Revenue Code of 1986, as amended, by adding Section 162(m) which eliminates the deductibility of most cash and non-cash compensation over $1 million paid to certain “covered employees” (which generally is defined as a corporation’s chief executive officer and the four other highest compensated employees). Contributions to qualified plans, items excluded from the employee’s gross income, compensation paid pursuant to a binding agreement entered into on or before February 17, 1993, commission-based compensation, and certain “performance-based” compensation are types of remuneration that are not affected by the deduction limitation.

COMPENSATION COMMITTEE
David Stone, Chairman
Esther Egozi Choukroun
Glenn Gopman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The functions and members of the Compensation Committee are set forth above. None of the Compensation Committee members have served as an officer or employee of the Company, nor has any executive officer served as a member of the compensation committee or equivalent, officer, or director of another company of which one of the executive officers served on the Company’s compensation committee.

STOCKHOLDER RETURN PERFORMANCE: FIVE YEAR GRAPH

Set forth below is a line graph comparing the cumulative total return on the Common Stock with the cumulative total return of the Standard and Poors 500 Index, and the Standard and Poors Personal Products 500 Index for the fiscal years of 2001 through 2006.

$100 invested on 3/31/01 in stock or index-including reinvestment of dividends.

			Cumulative Total Return
	3/01	3/02	3/03	3/04	3/05	3/06

PARLUX FRAGRANCES, INC.	100.00	120.16	176.32	589.70	1413.83	2106.05
S & P 500 INDEX	100.00	100.24	75.42	101.91	108.73	121.48
S & P PERSONAL PRODUCTS	100.00	118.48	114.02	149.24	186.36	211.13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date certain information with respect to the number of shares of Common Stock beneficially owned by (i) each director of the Company who beneficially owns Common Stock, (ii) the Company’s CEO and the other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 during fiscal 2006, (iii) all directors and executive officers of the Company as a group and (iv) based on information available to the Company and a review of statements filed with the SEC pursuant to Section 13(d) and 13(g) of the Securities Act of 1934, as amended (the “Exchange Act”), each person or entity that beneficially owns (directly or together with affiliates) more than 5% of the Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

	Common Stock Beneficially Owned (1)	Percentage Ownership (1)
Directors and Executive Officers:
Ilia Lekach (2)	5,125,399	25.1%
Frank A. Buttacavoli (3)	870,000	4.6%
Glenn Gopman (4)	94,000	*
Jaya Kader Zebede (5)	20,000	*
Esther Egozi Choukroun (6)	0
David Stone (7)	0
Isaac Lekach (8)	0
All Directors and Officers as a Group (7 Persons)	6,109,399	28.8%
Other Principal Stockholders, based on the most recent filings available to the Company:
Lotsoff Capital Management (9)	2,094,997	11.5%
Wellington Management Company, LLP (10)	2,087,000	11.5%
Mellon Financial Corp (11)	1,455,154	8.0%
Bridgeway Capital Management (12)	964,926	5.3%
Whitebox Advisors, LLC (13)	908,954	5.0%
Pike Capital Partners, LLP (14)	875,000	4.9%

———————

*

Under one percent (1%).

(1)

Calculated pursuant to Rule 13d-3 of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of the Record Date, the Company had 18,152,332 shares of Common Stock outstanding.

(2)

Consists of (a) 1,196,080 shares owned jointly by Mr. Ilia Lekach and his wife, (b) 814,850 shares beneficially owned by IZJD Corp., a corporation in which Mr. Lekach is the sole director and president, (c) 814,469 shares owned or controlled by Pacific Investment Group Inc., a corporation owned by Mr. Ilia Lekach, (d) immediately exercisable warrants to purchase 300,000 shares of Common Stock under his employment agreement, dated as of November 1, 1999, (e) immediately exercisable warrants to purchase 1,000,000 shares of Common Stock granted on June 8, 2001, and (f) immediately exercisable warrants to purchase 1,000,000 shares of Common Stock under his employment agreement, dated May 1, 2002. The address of Mr. Ilia Lekach is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

(3)

Includes (a) immediately exercisable warrants to purchase 120,000 shares of Common Stock under his employment agreement, dated as of November 1, 1999, (b) immediately exercisable warrants to purchase 200,000 shares of Common Stock granted on June 8, 2001, and, (c) immediately exercisable warrants to purchase 400,000 shares of Common Stock under his employment agreement, dated May 1, 2002. The address of Mr. Buttacavoli is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

(4)

Includes immediately exercisable warrants to purchase 54,000 shares of Common Stock. The address of Mr. Gopman is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

(5)

The address of Ms. Zebede is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

(6)

The address of Ms. Egozi Choukroun is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

(7)

The address of Mr. Stone is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

(8)

The address of Mr. Isaac Lekach is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

(9)

The address is 20 North Clark Street, 34 th Floor, Chicago, IL 60602.

(10)

The address is 75 State Street, Boston, MA 021092.

(11)

The address is One Mellon Center, Pittsburgh, PA 15258.

(12)

The address is 5615 Kirby Dirve, Suite 518, Houston, TX 77005.

(13)

The address is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416.

(14)

The address is 275 Madison Avenue, Suite 418, New York, NY 10016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had net sales to Perfumania of $23,517,313, $35,330,772, and $31,964,407 during the fiscal years ended March 31, 2006, 2005 and 2004, respectively.  Perfumania, a related party, is one of our largest customers, and transactions with them are monitored by our Audit Committee and Board of Directors. Perfumania offers us the opportunity to sell our products in approximately 240 retail outlets and our terms with Perfumania take into consideration our over 15 year relationship. Pricing and terms with Perfumania reflect (a) the volume of Perfumania’s purchases, (b) a policy of no returns from Perfumania, (c) minimal spending for advertising and promotion, (d) exposure of our products provided in Perfumania’s store windows and (e) minimal distribution costs to fulfill Perfumania orders shipped directly to their distribution center. While our invoice terms to Perfumania are net ninety (90) days, for over ten years the Board of Directors has granted longer payment terms, taking into consideration the factors discussed above. Our Board of Directors evaluates the credit risk involved and imposes a specific dollar limit, which is determined based on Perfumania’s reported results and comparable store sales performance. Management monitors the account activity to ensure compliance with the Board of Directors’ limit.

Net trade accounts receivable owed by Perfumania to the Company totaled $8,506,303 and $8,566,939 at March 31, 2006 and 2005, respectively. Trade receivables from Perfumania are non-interest bearing and are paid in accordance with the terms established by the Board of Directors.

In addition to Perfumania, the Company had net sales of $46,939,431, $17,580,408, and $10,477,671 during the years ended March 31, 2006, 2005, and 2004, respectively, to fragrance distributors owned/operated by Messrs. Rachmil Lekach and Zalman Lekach, brothers of the Company’s Chairman/CEO. These sales are included as related party sales in the Company’s statements of income. As of March 31, 2006 and 2005, trade receivables from related parties include $6,344,309 and $13,154, respectively, from these customers, which were current in accordance with their sixty (60) or ninety (90) day terms. The Company also reimbursed these related party distributors for advertising and promotional expenses totaling approximately $1,153,000, $745,000 and $174,000 during the years ended March 31, 2006, 2005 and 2004, respectively.

During the years ended March 31, 2006 and 2005, respectively, the Company purchased $1,232,470 and $250,000 in television advertising on the “Adrenalina Show”, which is broadcast in various U.S. markets and in Latin American countries. The Company’s Chairman/CEO has a controlling ownership interest in a company which has the production rights to the show.

LEGAL ISSUES

On August 17, 2006, the Company has learned through the media and through outside counsel that a new class action has been filed by a Thomas Haugh against the Company, Ilia Lekach and Frank Buttacavoli (the “Second Class Action”). The Company has yet to be served with the Complaint. There are suggestions in the media that additional class actions have also been filed, but Company counsel have found no record of any other actions having been filed.

Essentially the Complaint alleges that the defendants made knowingly false statements about the revenues and profitability of the Company beginning on February 8, 2006. It also contains allegations regarding the sale of

Company shares by Messrs. Lekach and Buttacavoli as motive for the false statements. These factual allegations give rise to one count for violations of Section 10(b)(5) of the 1934 Securities Exchange Act and one count for violations of Section 20(a) of that Act.

The Company and the other named defendants have retained experienced Florida securities counsel who have just begun their analysis of the allegations in the Complaint. Preliminary indications are that the Complaint fails to meet the pleading requirements of the Federal Rules of Civil Procedure or the requirements of the Private Securities Litigation Reform Act. That being the case, the current expectation is that following service of the Complaint, the defendants will be moving to dismiss the Complaint. Investigation of the factual underpinnings of the Complaint will continue.

Accordingly, management believes that the ultimate outcome of these matters will not have a material effect on the Company’s financial position or results of operations.

On June 21, 2006, the Company was served with a shareholder’s class action complaint (the “Class Action”) filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida by Glen Hutton, purporting to act on behalf of himself and other public stockholders of the Company, and a stockholder derivative action (the “Derivative Action”) filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida by NECA-IBEW Pension Fund, purporting to act derivatively on behalf of the Company.

The Class Action names Parlux Fragrances, Inc. as a defendant, along with Ilia Lekach, Frank A. Buttacavoli, Glenn Gopman, Esther Egozi Choukroun, David Stone, Jaya Kader Zebede and Isaac Lekach, each of whom is a director of the Company. The Class Action relates to the proposal (previously disclosed in the Company’s June 14, 2006 Form 8-K) from PF Acquisition of Florida LLC (“PFA”), which is presently owned by Ilia Lekach, to acquire all of the outstanding shares of common stock of the Company for $29.00 ($14.50 after the Stock Split discussed above) per share in cash (the “Proposal”). The Class Action seeks equitable relief for inadequate and unfair consideration, without full disclosure of all material information, to the detriment of the public shareholders, all in breach of defendants’ fiduciary duties. The Class Action alleges that the Proposal is solely designed to ensure that the Company’s management completes the Proposal despite the fact that the consideration called for in the Proposal is unfair to the public shareholders and the Company’s public shareholders have not been provided with all material information concerning the Proposal necessary for them to make an informed decision. Counsel for the plaintiffs has informed Company counsel that plaintiff does not intend to pursue this litigation further. It is anticipated that this matter will be voluntarily dismissed by the plaintiff, without cost to the Company.

The Derivative Action names the identical defendants as the Class Action and relates to the Proposal. The Derivative Action seeks to remedy the alleged breaches of fiduciary duties, waste of corporate assets, and other violations of law and seeks injunctive relief from the Court appointing a receiver or other truly neutral third party to conduct and/or oversee any negotiations regarding the terms of the Proposal, or any alternative transaction, on behalf of Parlux and its public shareholders, and to report to the Court and plaintiff’s counsel regarding the same. The Derivative Action alleges that the unlawful plan to attempt to buy out the public shareholders of Parlux without having proper financing in place, and for inadequate consideration, violates applicable law by directly breaching and/or aiding the other defendants’ breaches of their fiduciary duties of loyalty, candor, due care, independence, good faith and fair dealing, causing the complete waste of corporate assets, and constituting an abuse of control by the defendants. Before any response to the original complaint was due, counsel for plaintiffs indicated that an amended complaint would be filed. That First Amended Complaint (the "Amended Complaint") was served on Company counsel on August 17, 2006. A response will be due in mid-September.

The Amended Complaint continues to name the Board of Directors as defendants along with the Company, as a nominal defendant. The Amended Complaint is largely a collection of claims previously asserted in a June 2003 derivative action described below, which the plaintiffs in that action, when provided with accurate information, simply elected not to pursue. It adds to those claims, assertions regarding a 2003 buy-out effort and the recently abandoned buy-out effort of PF Acquisition of Florida. It also contains allegations regarding the recent prospect, since eliminated, that the Company's stock might be delisted because of a delay in meeting SEC filing requirements. It relies in large measure on a bevy of media articles rather than facts known to the plaintiffs. The Amended Complaint includes Glen Hutton, the plaintiff in the now abandoned Class Action, as an additional plaintiff.

The Company and the other named defendants engaged experienced Florida securities counsel, including the counsel who represented the Company in the June 2003 failed derivative action, and will respond to the Amended Complaint in due course. Based on the allegations in the Amended Complaint and the information collected in the earlier litigation and presently known to the Company, it is believed that the Amended Complaint is without merit.

The Proposal was subject to financial and other contingencies, and was referred to the Special Committee of Independent Directors of the Parlux Board of Directors (the “Committee”). On June 20, 2006, the Committee, through their counsel, sent a response to the Proposal, which indicated that the Committee did not believe it was prudent for the Company to move forward to consider the Proposal due to the contingencies therein, and requested removal of such as well as a deposit to cover the Company’s expenses that may have been required to evaluate the Proposal.

On June 20, 2006, the Special Committee of Independent Directors of the Board (the “Committee”), through their counsel, responded to the Proposal, indicating that they did not believe it was prudent for the Company to move forward to consider the Proposal due to the contingencies therein, and requested removal of such as well as a deposit to cover the Company’s expenses that may have been required to evaluate the Proposal.

On July 12, 2006, the Independent Committee received a letter from PFA stating that, due to corporate developments occurring with respect to the assets of the Company, Mr. Lekach was withdrawing the Proposal.

On December 8, 2003, the Company was served with a complaint (the “Complaint”) filed in the Circuit Court for the Eleventh Judicial Circuit in Miami-Dade County, which was amended on January 26, 2004. The Complaint was a derivative action, in which the nominal plaintiffs, the Macatee Family Limited Partnership and Chatham, Partners I, LP, purported to be suing for the benefit of the Company itself and all of its public shareholders. The Complaint named Parlux Fragrances, Inc. as the nominal defendant and all of the current members of the Board of Directors as the defendants. It sought unspecified damages allegedly arising out of breaches of fiduciary duties in connection with transactions involving the Company and Mr. Ilia Lekach, its Chief Executive Officer or companies in which he had an ownership interest. The Complaint sought to enjoin the Company from continuing to enter into such transactions, sought payment of costs and fees to Plaintiffs’ counsel and other unstated relief.

The Company and the Board members engaged experienced Florida securities counsel to vigorously defend the action. A Motion to Dismiss was filed on February 27, 2004. A hearing on the Motion was held on April 14, 2004 and the Complaint was dismissed, without prejudice. The Court suggested the Plaintiffs serve a demand  upon the Corporation to examine the issues alleged in the Complaint rather than file an Amended Complaint, but gave the Plaintiffs thirty (30) days to file an Amended Complaint if they chose to do so. Following the order granting dismissal, the Company voluntarily furnished detailed information to Plaintiff’s counsel supporting the Company’s view that there was no legitimate basis for the claims previously asserted. Based on that submission, Plaintiffs requested additional time to consider their amendment. Additional exchanges of correspondence followed and additional extensions of time were granted. On June 25, 2004, the Plaintiffs filed an Amended Complaint, which was received by the Company’s counsel on June 29, 2004. The Amended Complaint, for the most part, contained similar allegations and requests for relief as included in the original Complaint. On August 12, 2004, the Company responded to the Amended Complaint denying the allegations and requesting dismissal as well as reimbursement of legal fees and costs. The Plaintiffs’ initial deposition occurred on October 21, 2004.

On December 8, 2004, Plaintiff’s filed a Motion for an Interim Award of $168,824 in attorneys’ fees and reimbursement of expenses. Plaintiffs also noticed the depositions of three of the Company’s Board members, who agreed and provided dates for their appearances. Plaintiff’s counsel was informed of the rejection of their claim, which the Company believes was without merit.

On December 22, 2004, Plaintiffs filed for voluntary dismissal of the action, without prejudice. No payment was made to the Plaintiffs or Plaintiffs counsel by the Company or the Company’s insurance carrier.

On June 4, 2003, we were served with a shareholder’s class action complaint (the “June Complaint”), filed in the Delaware Court of Chancery by Judy Altman, purporting to act on behalf of herself and other public stockholders of the Company. The June Complaint named Parlux Fragrances, Inc. as a defendant along with all of the Company’s Board of Directors, except Mr. David Stone. The June Complaint sought to enjoin the defendants from consummating a Tender Offer Proposal from Quality King Distributors, Inc. and Ilia Lekach, the Company’s Chairman and Chief Executive Officer (the “Tender Offer”), to acquire the Company’s common stock, and sought to have the acquisition rescinded if it was consummated. In addition, the June Complaint sought unspecified damages, plus the fees, costs and disbursements of Ms. Altman’s attorneys.

The Company and the named defendants engaged Delaware counsel to vigorously defend the action, and the action was voluntarily dismissed on September 11, 2003.

To the best of our knowledge, there are no other proceedings pending against us, any of our properties, or any of our directors or officers, which if determined adversely to us, would have a material effect on our financial position or results of operation.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports of ownership and changes in ownership of equity securities of the Company filed with the Securities and Exchange Commission (“SEC”), there were no unreported transactions during the fiscal year ended March 31, 2006.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP (“D&T”) as independent auditors of the Company for the fiscal year ending March 31, 2007. D&T has served as the Company’s independent certified public accounting firm since fiscal 2001. Representatives of D&T will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

The aggregate fees billed by Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu (“Deloitte”) for fiscal years 2006 and 2005 are as follows:

	Fiscal Year Ended March 31,
	2006	2005
Audit Fees (a)	$895,000	$181,955
Audit-Related Fees (b)	16,840	21,895
Tax Fees (c)	49,600	43,725
All Other Fees	0	0

———————

(a)

“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements, and the review of our interim consolidated financial statements included in quarterly reports. Fiscal year 2006 Audit Fees include $542,790 in fees relating to our compliance with Section 404 of the Sarbanes Oxley Act of 2002, and $34,235 of fees related to reviews of our Registration Statement on Form S-3 as well as our responses to comment letters received from the SEC in connection with the SEC’s review of such filing.

(b)

“Audit-Related Fees” consist of fees billed for the audit of our employee benefit plan. Fiscal 2005 also includes $6,240 in fees in connection with the Complaint discussed above.

(c)

“Tax Fees” consist of fees billed for professional services rendered for tax compliance and tax service.

The Audit Committee has considered and has agreed that the provision of services as described above are compatible with maintaining D&T’s independence. The Audit Committee pre-approves the engagement of D&T for all significant professional services. The Audit Committee has delegated the pre-approval authority to the Chairman of the Audit Committee, who evaluates and approves the particular engagement prior to the commencement of services. All fees were approved by the Audit Committee.

If the Company’s stockholders do not ratify the appointment of D&T, other independent accountants will be recommended by the Audit Committee, and considered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2007.

EXPENSE OF SOLICITATION

The cost of soliciting proxies, which also includes the preparation, printing and mailing of the Proxy Statement, will be borne by the Company. Solicitation will be made by the Company primarily through the mail. Georgeson Shareholder Communications Corporation, New York, New York, has been retained to assist in the distribution of proxies at an estimated fee of $7,500, plus expenses. Directors, officers and regular employees of the Company may also solicit proxies personally, by telephone or telefax. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

PROPOSALS OF STOCKHOLDERS FOR 2007 ANNUAL MEETING

Stockholders of the Company who intend to present a proposal for action at the 2007 Annual Meeting of Stockholders of the Company, must notify the Company’s management of such intention by notice received at the Company’s principal executive offices no later than April 27, 2007 for such proposal to be included in the Company’s proxy statement and form of proxy relating to such meeting. Proposals received after April 27, 2007 shall be considered untimely.

FINANCIAL STATEMENTS

The Company’s Annual Report to Stockholders for the year ended March 31, 2006 is being delivered with the Proxy to the Company’s stockholders. Also accompanying this Notice of Annual Meeting and Proxy Statement is a copy of the Company’s quarterly report on Form 10-Q for the three-month period ended June 30, 2006, which contains financial information for that period.

OTHER MATTERS

The Board knows of no matters that are expected to be presented for consideration at the Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the person named in the accompanying proxy will vote thereon in accordance with his best judgment.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors,
/s/ ILIA LEKACH
Ilia Lekach
Chairman of the Board and Chief Executive Officer

Fort Lauderdale, FL

August 25, 2006

PARLUX FRAGRANCES, INC.	PROXY

Proxy for Annual Meeting of Stockholders October 13, 2006

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY)

The undersigned stockholder of Parlux Fragrances, Inc. (the “Company”) acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2006 Annual Meeting and, revoking all prior proxies, hereby appoints Frank A. Buttacavoli with full power of substitution as proxy to vote all the shares of Common Stock of the Company owned or held by the undersigned at the 2006 Annual Meeting of Stockholders to be held at The Seminole Hard Rock Hotel & Casino, One Seminole Way, Hollywood, Florida 33314, on Friday, October 13, 2006, at 11:00 a.m. or any adjournment or postponement hereof.

This Proxy should be dated, signed by the stockholder(s) exactly as the name appears on the envelope in which this material was mailed, and returned at the earliest convenience in the enclosed return envelope.  Persons signing in a fiduciary capacity should so indicate.

Continued and to be signed on reverse side

1. Election of Directors:	2. Approval of Deloitte & Touche LLP as Independent Auditors
FOR WITHHELD ☐ ☐	FOR AGAINST ABSTAIN ☐ ☐ ☐
(01) Ilia Lekach
(02) Frank A. Buttacavoli
(03) Glenn Gopman
(04) Esther Egozi Choukroun
(05) David Stone
(06) Jaya Kader Zebede
(07) Isaac Lekach
☐ For all nominees listed above, except as noted below:

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Date	(Stockholder’s signature)

(Stockholder’s signature)